EXHIBIT 6.54


                EUROPEAN INVESTOR RELATIONS CONSULTING AGREEMENT
                            SUPPLEMENTAL AGREEMENT #1
                                September 1, 2001


Between: MAGDALENA FINANCE CORP.,            And: IQ POWER TECHNOLOGY INC.
         (the "Consultant")                       (the "Company")
At:      c/o Buser Management,               At:  c/o Erlenhof Park, Inselkammer
         Todistr. 51, CH-8039 Zurich,             Strasse 4,
         Switzerland                              D-82008 Unterhaching, Germany
         Facsimile: ________________              Facsimile: 011-4989-614483-40

IN CONSIDERATION of the mutual promises and covenants and the terms and conditions herein and the extraordinary services of the Consultant under the European Investor Relations Consulting Agreement between them dated May 7, 2001 (the "IR Agreement"), the Company and the Consultant hereby agree to supplement the IR Agreement, as follows:

Position:           The position of the Consultant shall remain as originally
                    stated in the IR Agreement.

Additional          The description of Services shall be amended to include:
Services            a.   negotiating  with Porsche for the purpose of concluding
                         a letter of intent or formal  agreement for the testing
                         and use of the Company's technology by Porsche; and
                    b.   coordinating  the  preparation  and   dissemination  to
                         institutional investors of not less than one in-depth and independently verified or prepared research report on the Company.

Term of             The provisions of this  Supplemental  Agreement  shall be in
Amendment           addition to the IR  Agreement,  have a term of 4 months,  be
                    deemed  to  have   commenced  on  September  1,  2001,   and
                    notwithstanding the date of execution. Any termination of this Supplemental Agreement in accordance with its terms shall not effect the original terms of the IR Agreement.

Period of           The period of services shall remain as originally  stated in
Services:           the  IR  Agreement  except  that  the  Additional   Services
                    described herein shall be provided as soon as practicable during the 4 month term of this Supplemental Agreement.

Bonus: In recognition of the extraordinary contributions of the Consultant to the undertaking of the Company pursuant to the IR Agreement, the Company hereby awards the Consultant and agrees to pay an immediate bonus of US$70,000 forthwith following execution of this Supplemental Agreement.

Compensation:       As  consideration   for  the  Additional   Services  of  the
                    Consultant hereunder, the Company shall pay the Consultant an additional monthly fee of US$25,000 for each calendar month during the term of this Supplemental Agreement, each such installment due within 7 days of the end of the calendar month for which that installment accrued due.

Continued IR        Except as  supplemented  or  amended  hereby,  the terms and
Agreement:          conditions  of the IR  Agreement  remain  in full  force and effect.



Executed  and  delivered  by and on behalf   Executed and delivered by and on
of the Company at Unterhaching, Germany,     behalf of the Consultant at _____,
effective _1/09/2001___.                     effective __01/09/2001__________.

IQ POWER TECHNOLOGY INC.                     MAGDALENA FINANCE CORP.

Per: __/s/Peter Braun_________               Per: _/s/ John Forrester_________
     Peter Braun, President                       John Forrester, Director